Supplementing the Preliminary Prospectus Supplement dated July 1, 2015 (To Prospectus dated January 12, 2015)	Filed Pursuant to Rule 433 Registration No. 333-201445

Ecolab Inc.

€575,000,000 2.625% Notes due 2025

Pricing Term Sheet

July 1, 2015

Issuer:	Ecolab Inc.
Principal Amount:	€575,000,000
Type of Offering:	SEC registered (No. 333-201445)
Trade Date:	July 1, 2015
Settlement Date:	July 8, 2015 (T+5)
Anticipated Ratings:*	Baa1 (stable outlook) by Moody’s Investors Service, Inc. BBB+ (positive outlook) by Standard & Poor’s Ratings Services
Listing:	Ecolab Inc. intends to apply to list the notes on The New York Stock Exchange
Maturity Date:	July 8, 2025
Coupon:	2.625%
Interest Payment Dates:	Annually on July 8, commencing July 8, 2016
Price to Public:	99.705%
Spread to Benchmark Bund:	+182.6 bps
Benchmark Bund:	DBR 0.5% due February 15, 2025
Benchmark Bund Price and Yield:	96.93; 0.833%
Spread to Mid Swaps:	+145 bps
Mid Swaps Yield:	1.209%
Yield to Maturity:	2.659%
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Stabilization:	Stabilization/FCA
Make-Whole Call:	DBR + 30 bps
CUSIP/Common Code/ISIN:	278865 AS9/125543375/XS1255433754
Joint Book-Running Managers:	Merrill Lynch International Credit Suisse Securities (Europe) Limited
Passive Book-Runner	SMBC Nikko Capital Markets Limited
Co-Managers:	Mizuho International plc UniCredit Bank AG

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at (800) 294-1322 or Credit Suisse Securities (Europe) Limited at (800) 221-1037.